Exhibit 99.1

Eversource Energy Reports Third Quarter 2024 Results

HARTFORD, Conn. and BOSTON, Mass. (November 4, 2024) – Eversource Energy (NYSE: ES) today reported a loss of $(118.1) million, or $(0.33) per share, for the third quarter of 2024, compared with earnings of $339.7 million, or $0.97 per share, for the third quarter of 2023. Eversource Energy earnings totaled $739.1 million, or $2.08 per share, in the first nine months of 2024, compared with earnings of $846.2 million, or $2.42 per share, in the first nine months of 2023. For non-GAAP recurring earnings, Eversource Energy earned $405.9 million1, or $1.13 per share1 in the third quarter of 2024, compared with earnings of $339.7 million, or $0.97 per share, for the third quarter of 2023. Non-GAAP recurring earnings totaled $1.26 billion1, or $3.56 per share1, in the first nine months of 2024, and $1.18 billion1, or $3.38 per share1, in the first nine months of 2023.

Results for the third quarter of 2024 and first nine months of 2024 include an aggregate net after-tax loss of $524.0 million, or $1.48 per share, on a year-to-date basis, related to Eversource Energy's sales and complete divestiture of its offshore wind investment. Results for the first nine months of 2023 included an after-tax impairment charge of $331.0 million, or $0.95 per share, related to Eversource Energy’s estimate of the change in fair value of its offshore wind investment. In addition, results include an after-tax land abandonment loss and other charges that totaled $6.9 million in the first nine months of 2023.

The Company is updating its 2024 non-GAAP recurring earnings projection to a range of $4.52 per share and $4.60 per share from the initial projection of $4.50 per share and $4.67 per share. The update reflects the impact of higher than anticipated interest expense. The Company reaffirms its annual long-term earnings per share growth rate within the range of 5 to 7 percent from a 2023 base of $4.34 per share1, and increases its previous forecasted capital investments of $23.1 billion to $23.7 billion for the period 2024 to 2028, as a result of the recently approved Electric Sector Modernization Plan (ESMP) in Massachusetts.

“During the third quarter, we posted solid operational and financial results, once again displaying the talent and commitment of our diverse, dedicated team of over 10,000 employees. I am also very proud of the Eversource crews who worked hard in difficult conditions, providing mutual assistance in Virginia, to repair the heartbreaking damage wrought by Hurricane Helene,” said Chairman, President and Chief Executive Officer Joe Nolan. “Following our exit from offshore wind development, our investment thesis is very clear. We are a pure-play regulated utility, focused on providing innovative technology and safe and reliable services to all our customers. We have a long runway for growth driven by regulated investments enabling consistent return of value to all of our stakeholders.”

Electric Transmission

Eversource Energy’s transmission segment earned $174.9 million in the third quarter of 2024 and $540.6 million in the first nine months of 2024, compared with earnings of $160.3 million in the third quarter of 2023 and $476.4 million in the first nine months of 2023. Transmission segment results improved in both periods due primarily to a higher level of investment in Eversource’s electric transmission system.

Electric Distribution

Eversource Energy’s electric distribution segment earned $203.5 million in the third quarter of 2024 and $521.3 million in the first nine months of 2024, compared with earnings of $173.3 million in the third quarter of 2023 and $504.3 million in the first nine months of 2023. Improved results in both periods were due primarily to base distribution rate increases at NSTAR Electric and PSNH, and continued investments in our distribution system. Third quarter results also improved due to lower storm-related operations and maintenance (O&M) expense, partially offset by higher interest, depreciation and property tax expense. Year-to-date results were impacted by the absence of the prior year benefit related to a favorable regulatory decision in New Hampshire, as well as higher interest, O&M, depreciation and property tax expense.

Natural Gas Distribution

Eversource Energy’s natural gas distribution segment lost $(30.2) million in the third quarter of 2024 and earned $187.4 million in the first nine months of 2024, compared with a loss of $(33.7) million in the third quarter of 2023 and earnings of $148.2 million in the first nine months of 2023. Improved results in the third quarter were due primarily to higher revenues associated with investments in our natural gas infrastructure, as well as a lower effective tax rate, partially offset by higher property taxes, depreciation, non-tracked O&M and interest expense. Improved results for the first nine months were due primarily to higher revenues, lower non-tracked O&M and a lower effective tax rate, partially offset by higher depreciation, interest and property tax expense.

Water Distribution

Eversource Energy’s water distribution segment earned $23.7 million in the third quarter of 2024 and $37.1 million in the first nine months of 2024, compared with earnings of $16.6 million in the third quarter of 2023 and $27.4 million in the first nine months of 2023. Higher earnings in the third quarter were due primarily to higher revenues from our water acquisition and lower depreciation expense. Higher earnings for the first nine months were due primarily to higher revenues and lower depreciation expense, partially offset by higher non-tracked O&M and interest expense.

Eversource Parent and Other Companies

Eversource Energy parent and other companies, excluding the offshore wind and other impacts noted above, earned $34.0 million1 in the third quarter of 2024 and lost $(23.3) million1 in the first nine months of 2024, compared with earnings of $23.2 million in the third quarter of 2023 and $27.8 million1 in the first nine months of 2023. Improved third quarter results primarily reflect a lower effective tax rate, partially offset by higher interest expense. Lower results for the first nine months were due primarily to higher interest expense and the absence of the prior year net benefit from the planned liquidation of Eversource's investment in a clean energy fund in 2023, partially offset by a lower effective tax rate.

Eversource Energy Consolidated Earnings

The following table reconciles consolidated GAAP earnings per share for the third quarter and first nine months of 2024 and 2023:

		Third Quarter	First Nine Months
2023	Reported GAAP EPS	$0.97	$2.42
	Higher electric transmission segment earnings in 2024, net of share dilution	0.03	0.16
	Higher electric distribution segment revenues, partially offset by higher interest, depreciation, property taxes and share dilution, and the year-to-date (YTD) absence of a prior year regulatory benefit in New Hampshire	0.07	0.03
	Higher natural gas distribution segment revenues and lower YTD non-tracked O&M, partially offset by higher depreciation, interest and YTD share dilution	0.01	0.11
	Higher water distribution segment earnings due to lower depreciation expense and higher revenues, partially offset by higher O&M and interest expense	0.02	0.02
	At parent and other companies, a lower effective tax rate, partially offset by higher interest expense, as well as the YTD absence of a prior year benefit from the liquidation of an investment in a clean energy fund	0.03	(0.14)
	Losses on Offshore Wind Investments, and absence of transaction and other charges from 2023	(1.46)	(0.52)
2024	Reported GAAP EPS	$(0.33)	$2.08

Financial results for the third quarter and first nine months of 2024 and 2023 for Eversource Energy’s business segments and parent and other companies are noted below:

Three months ended:

(in millions, except EPS)	September 30, 2024	September 30, 2023	Increase/ (Decrease)	2024 EPS [1]	2023 EPS	Increase/ (Decrease)
Electric Transmission	$174.9	$160.3	$14.6	$0.49	$0.46	$0.03
Electric Distribution	203.5	173.3	30.2	0.57	0.50	0.07
Natural Gas Distribution	(30.2)	(33.7)	3.5	(0.09)	(0.10)	0.01
Water Distribution	23.7	16.6	7.1	0.07	0.05	0.02
Parent and Other Companies [1]	34.0	23.2	10.8	0.09	0.06	0.03
Loss on Offshore Wind Investments	(524.0)	—	(524.0)	(1.46)	—	(1.46)
Reported (Loss)/Earnings	$(118.1)	$339.7	$(457.8)	$(0.33)	$0.97	$(1.30)

Nine months ended:

(in millions, except EPS)	September 30, 2024	September 30, 2023	Increase/ (Decrease)	2024 EPS [1]	2023 EPS [1]	Increase/ (Decrease)
Electric Transmission	$540.6	$476.4	$64.2	$1.52	$1.36	$0.16
Electric Distribution	521.3	504.3	17.0	1.47	1.44	0.03
Natural Gas Distribution	187.4	148.2	39.2	0.53	0.42	0.11
Water Distribution	37.1	27.4	9.7	0.10	0.08	0.02
Parent and Other Companies [1]	(23.3)	27.8	(51.1)	(0.06)	0.08	(0.14)
Losses on Offshore Wind Investments	(524.0)	(331.0)	(193.0)	(1.48)	(0.95)	(0.53)
Transaction and other charges	—	(6.9)	6.9	—	(0.01)	$0.01
Reported Earnings	$739.1	$846.2	$(107.1)	$2.08	$2.42	$(0.34)

Eversource Energy has approximately 364 million common shares outstanding and operates New England’s largest energy delivery system. It serves approximately 4.4 million electric, natural gas and water customers in Connecticut, Massachusetts and New Hampshire.

CONTACT:

Rima Hyder

(781) 441-8062

Note: Eversource Energy will webcast a conference call with senior management on November 5, 2024, beginning at 9 a.m. Eastern Time. The webcast and associated slides can be accessed through Eversource Energy’s website at www.eversource.com.

1 All per-share amounts in this news release are reported on a diluted basis. The only common equity securities that are publicly traded are common shares of Eversource Energy. The earnings discussion includes financial measures that are not recognized under generally accepted accounting principles (non-GAAP) referencing earnings and EPS excluding losses on the offshore wind investments, a loss on the disposition of land that was initially acquired to construct the Northern Pass Transmission project and was subsequently abandoned, and certain transaction and transition costs. EPS by business is also a non-GAAP financial measure and is calculated by dividing the net income attributable to common shareholders of each business by the weighted average diluted Eversource Energy common shares outstanding for the period. The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities of such business, but rather represent a direct interest in Eversource Energy’s assets and liabilities as a whole. Eversource Energy uses these non-GAAP financial measures to evaluate and provide details of earnings results by business and to more fully compare and explain results without including these items. This information is among the primary indicators management uses as a basis for evaluating performance and planning and forecasting of future periods. Management believes the impacts of the losses on the offshore wind investments, the loss on the disposition of land associated with an abandoned project, and transaction and transition costs are not indicative of Eversource Energy's ongoing costs and performance. Management views these charges as not directly related to the ongoing operations of the business and therefore not an indicator of baseline operating performance. Due to the nature and significance of the effect of these items on net income attributable to common shareholders and EPS, management believes that the non-GAAP presentation is a more meaningful representation of Eversource Energy's financial performance and provides additional and useful information to readers of this report in analyzing historical and future performance of the business. These non-GAAP financial measures should not be considered as alternatives to reported net income attributable to common shareholders or EPS determined in accordance with GAAP as indicators of Eversource Energy's operating performance.

This document includes statements concerning Eversource Energy’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, readers can identify these forward-looking statements through the use of words or phrases such as “estimate,” “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “should,” “could” and other similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements. Forward-looking statements are based on the current expectations, estimates, assumptions or projections of management and are not guarantees of future performance. These expectations, estimates, assumptions or projections may vary materially from actual results. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors that may cause our actual results or outcomes to differ materially from those contained in our forward-looking statements, including, but not limited to: cyberattacks or breaches, including those resulting in the compromise of the confidentiality of our proprietary information and the personal information of our customers; the ability to qualify for investment tax credits; variability in the costs and projected returns of the Revolution Wind and South Fork Wind offshore wind projects and the risk of deterioration of market conditions in the offshore wind industry; disruptions in the capital markets or other events that make our access to necessary capital more difficult or costly; changes in economic conditions, including impact on interest rates, tax policies, and customer demand and payment ability; ability or inability to commence and complete our major strategic development projects and opportunities; acts of war or terrorism, physical attacks or grid disturbances that may damage and disrupt our electric transmission and electric, natural gas, and water distribution systems; actions or inaction of local, state and federal regulatory, public policy and taxing bodies; substandard performance of third-party suppliers and service providers; fluctuations in weather patterns, including extreme weather due to climate change; changes in business conditions, which could include disruptive technology or development of alternative energy sources related to our current or future business model; contamination of, or disruption in, our water supplies; changes in levels or timing of capital expenditures; changes in laws, regulations or regulatory policy, including compliance with environmental laws and regulations; changes in accounting standards and financial reporting regulations; actions of rating agencies; and other presently unknown or unforeseen factors.

Other risk factors are detailed in Eversource Energy’s reports filed with the Securities and Exchange Commission (SEC). They are updated as necessary and available on Eversource Energy’s website at www.eversource.com and on the SEC’s website at www.sec.gov. All such factors are difficult to predict and contain uncertainties that may materially affect Eversource Energy’s actual results, many of which are beyond our control. You should not place undue reliance on the forward-looking statements, as each speaks only as of the date on which such statement is made, and, except as required by federal securities laws, Eversource Energy undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.